FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

LADENBURG THALMANN REPORTS FOURTH QUARTER
AND FULL YEAR 2011 RESULTS

Fourth Quarter 2011 Revenues Increase 96% and Full Year 2011 Revenues Increase 41% on Securities
America Acquisition and Growth of Independent Brokerage and Advisory Businesses

Client Assets Approximately $70 Billion
________________________________________________________________________

MIAMI, FL, March 15, 2012 – Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) today announced financial results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter 2011

Fourth quarter 2011 revenues were $107.3 million, a 96% increase from revenues of $54.6 million in the fourth quarter of 2010. Revenues for the 2011 period included $57.1 million from Securities America, acquired November 4, 2011. Net income for the fourth quarter 2011 was $6.4 million, or $0.03 per diluted share, an improvement from a net loss of $1.1 million, or $(0.01) per diluted share, in the comparable 2010 period. EBITDA, as adjusted, for the three months ended December 31, 2011 was $1.4 million, as compared to $1.3 million in the 2010 period. The fourth quarter 2011 results included an income tax benefit of $17.1 million primarily resulting from the Securities America acquisition, $3.9 million of expenses and amortization of retention loans related to the Securities America acquisition, $1.5 million of professional services expense and $4.2 million of non-cash charges for depreciation, amortization and compensation expense, while the fourth quarter 2010 results included $1.4 million of professional services expense and $1.7 million of non-cash charges for depreciation, amortization and compensation expense.

Full Year 2011

Full year 2011 revenues were $273.6 million, a 41% increase over revenues of $194.5 million in 2010. The Company recorded net income of $3.9 million, or $0.02 per diluted share, in 2011 compared to a net loss of $11.0 million, or $(0.06) per diluted share, in 2010. 2011 EBITDA, as adjusted, was $8.4 million compared to $2.7 million for 2010. The 2011 results included an income tax benefit of $16.2 million primarily resulting from the Securities America acquisition, $4.6 million of expenses and amortization of retention loans related to the Securities America acquisition, interest expense of $6.5 million, professional services expense of $4.2 million and non-cash charges of $9.6 million for depreciation, amortization and compensation. The 2010 results included professional services expense of $5.4 million and non-cash charges of $9.4 million for depreciation, amortization and compensation.

EBITDA, as adjusted, was $8.4 million in 2011 as compared to $2.7 million. EBITDA, as adjusted, for the fourth quarter of 2011 was $1.4 million as compared to $1.3 million for the prior-year period in 2010. The following table presents a reconciliation of EBITDA, as adjusted, to net loss as reported.

	Year ended		Three months ended
	December 31,		December 31,
(in thousands)	2011	2010	2011	2010
			(unaudited)
Total revenues	$273,600(1)	$194,526(2)	$107,269	$54,608
Total expenses	285,902	204,616	118,061	55,515
Pre-tax loss	(12,302)	(10,090)	(10,792)	(907)
Net income (loss)	3,893	(10,951)	6,354	(1,114)

Reconciliation of EBITDA, as adjusted, to net income (loss):
EBITDA, as adjusted	$8,422	$2,701	$1,369	$1,330
Add:
Interest income	70	(14)	43	15
Income tax benefit	16,195	—	17,146	—
Less:
Interest expense	(6,543)	(3,241)	(4,075)	(708)
Income tax expense	—	(861)	—	(207)
Depreciation and amortization expense	(5,632)	(3,978)	(2,982)	(948)
Non-cash compensation expense	(4,014)	(5,439)	(1,242)	(783)
Clearing firm conversion expense	—	(119)	—	187
Acquisition related expense	(2,971)	—	(2,271)	—
Amortization of retention loans	(1,634)	—	(1,634)	—

Net income (loss)	$3,893	$(10,951)	$6,354	$(1,114)

(1)	Includes $57,090 of revenue from Securities America (acquired November 4, 2011).
(2)	Includes $970 of revenue from Premier (acquired September 1, 2010).

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention loans for the Securities America acquisition, gains or losses on sales of assets, non-cash compensation expense and clearing conversion expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as acquisition-related expenses, amortization of retention loans for the Securities America acquisition, and expenses related to Investacorp’s conversion to a single clearing firm as part of a new seven-year clearing arrangement, or do not involve a cash outlay, such as stock-related compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

At December 31, 2011, shareholder’s equity was $63.4 million as compared to $46.9 million at December 31, 2010.

Dr. Phillip Frost, Chairman of Ladenburg, said, “2011 was a transformational year for Ladenburg, as we added a top-tier independent brokerage and advisory business, Securities America, and drove improved performance throughout the organization. Ladenburg generated significant EBITDA growth in 2011 as a result of increased commission revenue from the addition of Securities America in the fourth quarter and the recruitment of higher producing advisors throughout our independent advisory platform, as well as increased investment banking revenue. We believe our robust independent brokerage and advisory services platform, which now has approximately 2,700 advisors and approximately $70 billion in client assets, combined with our growing capital markets business, positions us for success in 2012 and beyond.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “We are excited about Ladenburg’s leadership position in the independent brokerage and advisory business, which we believe is the fastest growing segment of the financial services industry, as well as our momentum in the capital markets business. In 2011, we benefited from the late-year addition of Securities America, which significantly increased our revenue, number of advisors and client assets. At the same time, increased capital raising revenue from yield-based equity offerings, PIPEs, underwritten public offerings and private placements drove higher investment banking revenues.”

Mr. Lampen added, “So far in 2012, we have continued to build on our leadership position in the fast growing independent advisory space and are pleased with our recent recruiting success with the addition of productive teams, such as the Great Plains Financial Group to Securities America. We have also expanded our institutional equity business at Ladenburg Thalmann & Co. Inc. by adding a talented team of traders and salespeople during the first quarter.”

About Ladenburg

Ladenburg Thalmann Financial Services is engaged in independent brokerage and advisory services, investment banking, equity research, institutional sales and trading, and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc., Triad Advisors, Inc. and Securities America, Inc., which together have approximately 2,700 financial advisors and approximately $70 billion in client assets. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami, Florida, has been serving the independent registered representative community since 1978. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions. Securities America, based in Omaha, Nebraska, was founded in 1984 and is one of the largest and most successful independent broker-dealers in the country. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, New York with regional offices in Miami and Boca Raton, Florida; Melville, New York; Boston, Massachusetts and Princeton, New Jersey. For more information, please visit www.ladenburg.com.

# # #

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of the independent brokerage and advisory area, and growth of our investment banking business. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Table Follows]

LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)

	Year Ended		Three Months	Ended
	December 31,		December 31,
	2011	2010	2011	2010
			(unaudited)
Revenues:
Commissions	$139,549	$106,960	$54,873	$27,866
Advisory fees	87,865	53,627	39,945	16,910
Investment banking	27,514	22,381	2,343	6,479
Principal transactions	(1,210)	131	366	827
Interest and dividends	1,026	524	607	117
Service fees and other income	18,856	10,903	9,135	2,409

Total revenues	273,600	194,526	107,269	54,608

Expenses:
Commissions and fees	182,462	122,120	79,617	35,041
Compensation and benefits	52,043	43,309	14,540	11,306
Non-cash compensation	4,014	5,439	1,242	783
Brokerage, communication and clearance fees	6,937	6,632	1,748	1,741
Rent and occupancy, net of sublease revenue	3,813	3,309	1,388	980
Professional services	4,223	5,361	1,469	1,399
Interest	6,543	3,241	4,075	708
Depreciation and amortization	5,632	3,978	2,982	948
Acquisition related expense	2,971	—	2,271	—
Amortization of retention loans	1,634	—	1,634	—
Other	15,630	11,227	7,095	2,609

Total expenses	285,902	204,616	118,061	55,515

Loss before income taxes	(12,302)	(10,090)	(10,792)	(907)
Income tax (benefit) expense	(16,195)	861	(17,146)	207

Net income (loss)	$3,893	$(10,951)	$6,354	$(1,114)

Net income (loss) per common share (basic and diluted)	$0.02	$(0.06)	$0.03	$(0.01)

Weighted average common shares used in computation of per share data:
Basic	183,023,590	175,698,489	182,870,313	182,605,129

Diluted	189,014,028	175,698,489	194,014,913	182,605,129